Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements of Walter Energy, Inc., on Form S-3 ( No. 333-165578) and on Form S-8 ( No. 333-77283, No. 333-83154, No. 333-106512, 333-114738 and No. 333-173336) of our report on the financial statements of Western Coal Corp. as of and for the years ended March 31, 2010 and 2009 dated June 9, 2010 (except for note 34, which was at January 31, 2011) and as of and for the years ended March 31, 2008 and 2007 dated June 17, 2008, which appear in the Current Report on Form 8-K/A of Walter Energy, Inc., dated June 17, 2011.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Colombia
June 17, 2011